Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS APPOINTS ALICE G. GIVENS AS CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

RICHMOND, Va., September 23, 2020 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced the appointment of Alice G. Givens as the Company’s Senior Vice President, Chief Legal Officer and Corporate Secretary, effective September 21, 2020.

Ms. Givens, who will report to Charles Tyson, President and Chief Executive Officer, brings over 20 years of legal experience, including more than a decade as a legal officer with public companies in the upscale dining and omnichannel retail businesses. Most recently, she was Senior Vice President, General Counsel, Chief Compliance Officer & Secretary of Ruth’s Hospitality Group, Inc. (“RHGI”). Ms. Givens joined RHGI in 2016, and prior to that, served as a legal officer with J. Crew Group, Inc. for nine years. Ms. Givens received her undergraduate degree from The College of William & Mary and her law degree from the University of Richmond – T.C. Williams School of Law.

"We are extremely pleased to welcome someone of Alice’s caliber to our senior leadership team, particularly during this pivotal time in our company’s journey. Alice’s mix of legal and compliance expertise, as well as her retail company business acumen, are uniquely suited for Lumber Liquidators and are an ideal complement to our leadership team,” commented Mr. Tyson.

About Lumber Liquidators

Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring with 422 stores as of June 30, 2020. The Company features more than 400 varieties of floors in the latest styles, including waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile and cork flooring. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 917-640-4196